Exhibit 99.1

NEWS RELEASE

For More Information Contact:
Greg Miller, Chief Financial Officer
(408) 934-3144 gregm@calmicro.com

California Micro Devices Reports September Quarter Financial Results

$18.5 million revenue and $0.09 EPS beat estimates;

revenue, bookings and design wins reach all-time highs

MILPITAS, Calif. – Oct. 20, 2005 — California Micro Devices (Nasdaq: CAMD) today presented financial results for its second quarter of fiscal 2006, which ended September 30, 2005. Revenue exceeded estimates at $18.5 million compared to $14.7 million in the prior quarter and $17.1 million in the same quarter a year ago. Diluted earnings also exceeded estimates at $0.09 per share compared to $0.02 in the prior quarter and $0.10 a year ago.

“Our record Q2 revenue was the result of stronger than expected demand from our major OEM mobile handset customers,” said Robert V. Dickinson, president and CEO. “Revenue from our personal computer and digital consumer electronics customers was also up sequentially due to stronger than expected demand for our mature products for personal computers. Bookings reached $20.0 million, an all-time high, and design win activity also set a new record.” Dickinson also noted that CMD shipped its one billionth CSP device yesterday, highlighting the strong acceptance of the company’s CSP ASIPs by mobile handset customers.

Conference Call Today

California Micro Devices will hold a conference call today at 2:00 p.m. Pacific Time to discuss its September quarter results. Within the USA, interested parties can access the conference call by dialing 866-215-1952. International parties may gain access by dialing 720-956-7299. No password is necessary.

A replay of the conference call will be available on the company’s web site at www.calmicro.com (Investor Relations Link) from approximately 4:00 p.m. today, and continuing for one year.

About California Micro Devices Corporation

California Micro Devices Corporation is a leading supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets. Key products include Application Specific Integrated Passive™ (ASIP™) devices and selected high value mixed signal ICs. Detailed corporate and product information may be accessed at www.calmicro.com.

All statements contained in this press release that are not historical facts are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events. Rather, they are based on current expectations, estimates, beliefs, assumptions, and goals and objectives and are subject to uncertainties that are difficult to predict. As a result, our actual results may differ materially from the statements made. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates, and estimates. These forward-looking statements are based upon our assumptions about and assessment of the future, which may or may not prove true, and involve a number of risks and uncertainties including, but not limited to, the risk factors detailed in the company’s Form 8K, 10K, and 10Q filings with the Securities and Exchange Commission. Due to these and other risks, the company’s future actual results could differ materially from those discussed above. These forward-looking statements speak only

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

as to the date of this release, and, except as required by law, we undertake no obligation to publicly release updates or revisions to these statements whether as a result of new information, future events, or otherwise.

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ASIP™ and Application Specific Integrated Passive™ are trademarks of California Micro Devices.

California Micro Devices Corporation • 490 N. McCarthy Blvd. #100, Milpitas, CA 95035-5112

www.calmicro.com • Tel: 408.263-3214 • Fax: 408.263-7846

California Micro Devices Corporation

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2005	2004	2005	2004
Net sales	$18,542	$17,060	$33,229	$33,532
Cost and expenses:
Cost of sales	11,511	10,179	21,131	20,113
Research and development	1,850	1,250	3,284	2,456
Selling, general and administrative	3,406	3,256	6,748	6,481
Restructuring	3	—	60	—

Total costs and expenses	16,770	14,685	31,223	29,050

Operating income	1,772	2,375	2,006	4,482
Other income (expense), net	326	(76)	574	(191)

Income before income taxes	2,098	2,299	2,580	4,291
Income taxes	63	68	77	128

Net income	$2,035	$2,231	$2,503	$4,163

Net income per share–basic	$0.09	$0.10	$0.12	$0.20

Weighted average common shares outstanding–basic	21,707	21,452	21,676	21,112

Net income per share–diluted	$0.09	$0.10	$0.11	$0.18

Weighted average common shares and share equivalents outstanding–diluted	22,606	22,384	22,313	22,552

California Micro Devices Corporation

CONDENSED BALANCE SHEETS

(amounts in thousands, except share quantities)

	September 30, 2005	March 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,610	$13,830
Short-term investments	33,598	22,245
Accounts receivable, net	10,631	7,574
Inventories	6,773	6,532
Prepaid expenses and other current assets	694	1,286

Total current assets	58,306	51,467
Property, plant and equipment, net	4,259	6,038
Other long-term assets	80	172

TOTAL ASSETS	$62,645	$57,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,000	$4,523
Accrued liabilities	2,717	3,762
Deferred margin on shipments to distributors	3,017	2,520
Current maturities of long-term debt and capital lease obligations	82	100

Total current liabilities	12,816	10,905
Long-term debt and capital leases, less current maturities	82	90
Other long-term liabilities	14	21

Total liabilities	12,912	11,016

Commitments and contingencies
Shareholders’ equity:
Common stock - no par value; 50,000,000 shares authorized; shares issued and outstanding: 21,760,261 as of September 30, 2005 and 21,605,315 as of March 31, 2005	106,077	105,494
Accumulated other comprehensive loss	(15)	(2)
Accumulated deficit	(56,329)	(58,831)

Total shareholders’ equity	49,733	46,661

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$62,645	$57,677